EXHIBIT F

[Letterhead of]

Ernst & Young

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of the European Investment Bank for the registration of $10,000,000,000 of notes and/or bonds and to the incorporation by reference therein of our reports dated March 3, 2005 and March 7, 2006, with respect to the financial statements of the European Investment Bank incorporated by reference in its Annual Report (Form 18-K) for the years ended December 31, 2004 and 2005, respectively, filed with the Securities and Exchange Commission.

ERNST & YOUNG
Société Anonyme

/s/ Bernard Lhoest
Bernard LHOEST

Luxembourg
May 3, 2007